Exhibit (e)(3)

SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 25, 2025, by and between Man ETF Series Trust and Foreside Financial Services, LLC (together, the “Parties”) is effective as of September 10, 2026.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.  Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Man ETF Series Trust		Foreside Financial Services, LLC

By:	/s/ Kaitlin Carroll	By:	/s/ Teresa Cowan

Name:	Kaitlin Carroll	Name:	Teresa Cowan

Title:	Assistant Secretary	Title:	President

Date:	September 10, 2026	Date:	September 11, 2026

EXHIBIT A

Man Active Income ETF

Man Active High Yield ETF

Man Active Trend Enhanced ETF

Man Active Emerging Markets Alternative ETF

Man Active Global Infrastructure ETF